Exhibit 10.1

BINDING AGREEMENT OF TERMS FOR JAGUAR ANIMAL HEALTH, INC. ACQUISITION OF NAPO PHARMACEUTICALS, INC.

FEBRUARY 8, 2017

A.                                    Merger:

Jaguar Animal Health, Inc., a Delaware corporation (“Jaguar”) will, through Napo Acquisition Corporation, a to be formed wholly-owned Delaware corporation (“MergerCo”), acquire all of the issued and outstanding equity of Napo Pharmaceuticals, Inc., a Delaware corporation (“Napo”), whereby MergerCo will merge with and into Napo, the separate corporate existence of MergerCo shall cease and Napo shall become a wholly-owned subsidiary of Jaguar (the “Merger”).  In order to consummate the Merger, Jaguar and Napo will enter into definitive legal documentation, including without limitation, a definitive merger agreement, incorporating the terms and conditions herein and such other terms reasonably acceptable to each of the Parties, including the Closing Conditions (the “Merger Documents”).

B.                                    Parties:

The principal parties (“Parties”) to the Merger are as follows:

•                                          Jaguar Animal Health, Inc., a Delaware corporation (“Jaguar”)

•                                          Napo Pharmaceuticals, Inc., a Delaware corporation (“Napo”)

•                                          Napo Acquisition Corp., a to be newly-created wholly-owned subsidiary of Jaguar (“MergerCo”)

C.                                    Exchange Terms:

Subject to satisfaction of the Closing Conditions (set forth below), the equity and  certain debt holders and trade payable accounts of Napo immediately prior to the Closing will in the aggregate in exchange for such equity and settlement of such liabilities receive voting Common Stock and convertible non-voting Common Stock of Jaguar, that, when taken together with approximately 4,011,000 shares of Jaguar Common Stock to be issued to a 3rd party investor in exchange for $3,000,000 of cash invested in Jaguar and loaned to Napo immediately prior to the Merger, will be equal to approximately 75% of the outstanding equity of Jaguar (collectively, the “Transaction Consideration”) on a fully diluted basis immediately after the Merger (excluding from such calculation approximately 354,000 shares issuable under existing convertible securities of Jaguar with an exercise or conversion price of $5.00 or more per share), (“Fully Diluted”).  Upon consummation of the Merger, the existing stockholders of Napo will receive contingent rights to receive voting Common Stock of Jaguar, which calculated as of consummation of the Merger (and subject to subsequent dilution like all Jaguar Common Stock) will entitle such stockholders to receive no  more than approximately 20.5% of Jaguar Fully Diluted (which 20.5% for clarity purposes only comprises a portion of the Transaction Consideration, not in addition to). Any such shares, if any, will be issued on, or before, April, 1, 2020, depending upon the amount of proceeds received from sales of a portion of the Transaction Consideration received by Napo’s largest secured creditor during this time period.

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Certain holders of Restricted Stock Units of Napo (certain past and present executive officers and Directors of Napo)  will provide customary indemnification of Jaguar for Napo’s breaches of its representations and warranties, with recourse solely to cancellation of their RSUs of  no more than approximately $4.25 Million based upon a contractual valuation for each RSU of $0.935.

Jaguar will file an S-4 registration statement with respect to the Common Stock underlying the contingent rights received by existing stockholders of Napo.  All other securities issued as Transaction Consideration will be subject to restrictions prescribed by applicable law (i.e., unregistered at the time of the Merger, subject to any registration rights offered or assumed by Jaguar).

The Parties agree that they will use commercially reasonable efforts to structure the Merger in a tax efficient manner for the Parties, and that any such structure will be subject to the mutual agreement of the Parties.

D.                                    Due Diligence:

The Parties shall provide to each other and to their respective accountants, attorneys, partners, consultants, financing sources and all other representatives and agents full access, as reasonably necessary to the other’s management, consultants, accountants, advisors and all other representatives, and to all properties, operating and financial data, records, agreements and other information relating to Napo or Jaguar and to the Merger, to the extent reasonably requested by Napo or Jaguar.  The Parties will use their best efforts to keep each other informed of any material changes that have occurred or may occur affecting the business, results of operations, condition (financial or otherwise) or prospects of either business.

E.                                    Napo Cash/Debt:

Upon the closing of the Merger (the “Closing”), unless waived in writing by Jaguar, Napo will have no less than $500,000 of cash on its balance sheet. The debt of Napo after taking into consideration all of Napo’s existing secured and unsecured debt converting into Jaguar’s equity in connection with the Merger (excluding normal trade payables incurred after January 31, 2017 and Merger expenses) shall not exceed the following:

a.                                      Up to $10 Million of secured debt convertible at $0.935 per share into Jaguar Common Stock due and payable on, or before, December 31, 2019; and

b.                                      Except for Merger transaction expenses, no more than $3,000,000 of trade payables and other unsecured debt.

F.                                     Pre-Closing Covenants:

Prior to the Closing, Napo and Jaguar will:

(i)            Not amend their respective Charters or split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests or  declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock or other property) or redeem, repurchase or otherwise acquire, directly or indirectly, any shares of their respective capital stock or other equity interests, except as provided or contemplated in this Binding Agreement of Terms or the Merger Documents; and

(ii)           maintain their respective books, records and financials in accordance with generally accepted accounting principles consistent with past practice.

Prior to the Closing, Napo will:

(i)            conduct its business in all material respects in the ordinary course and in a manner consistent with past practice;

(ii)           use its reasonable best efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Napo’s control excepted);

(iii)          preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties,

(iv)          maintain all existing insurance policies;

(v)           not make any material capital expenditures;

(vi)          not sell, lease or license any material portion of its assets;

(vii)         not incur any debt other than customary trade payables and Merger expenses;

(viii)        not enter into any material agreements; and

(ix)                              not incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any existing debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person.

These and other customary pre-Closing covenants shall be included in the Merger Documents.

G.                                   Closing Conditions:

The obligations of the Parties to complete the Merger contemplated herein will be subject, among other things, to the satisfaction of the following conditions (“Closing Conditions”):

(i)            completion of legal, accounting, regulatory, tax, financial, technical, and commercial due diligence;

(ii)           negotiation, execution and delivery of satisfactory and mutually acceptable Merger Documents;

(iii)          absence of any material adverse change in the business, results of operations or condition (financial or otherwise) of any Party;

(iv)          receipt of all necessary governmental, board of directors, investment committee, stockholder and third-party approvals, waivers and consents;

(v)           absence of any action or proceeding against any Party that may affect the Merger or the value of the surviving business;

(vi)          true and correct representations and warranties by each Party;

(vii)         as of the Closing Date, Napo shall not have any indebtedness outstanding in any form , except for indebtedness set forth and identified in this Binding Agreement of Terms and any indebtedness which may be permitted in writing by Jaguar, in its sole discretion, pursuant to the Merger Documents; and

(viii)        receipt by Jaguar’s Board of Directors on, or immediately prior to, execution of the Merger Documents of an opinion as to the fairness, from a financial point of view, to Jaguar of the consideration to be paid by Jaguar to the holders of common stock of Napo, certain debt holders and certain trade creditors  in connection with the Merger.

H.                                   Representations & Warranties:

The Merger Documents will contain covenants, representations and warranties that are customary for mergers of this size and nature.

I.                                        Break-Up Fee

If the Merger fails to Close for any reason on, or prior to, July 31, 2017, other than as a result directly or indirectly of (x) lack of stockholder approval by either Party or (y) Napo (i) fails to perform in accordance with the terms and conditions of this Binding Agreement of Terms or the Merger Documents or (ii) fails to abide by or breaches the provisions or representations, warranties and covenants of this Binding Agreement of Terms or the Merger Documents, then on, or before, the close of business on August 7, 2017, Jaguar shall issue 2,000,000 shares of its restricted Common Stock to Napo (adjusted appropriately for stock splits, combinations, reclassifications and the like) (the “Break-Up Fee”).

J.                                      Governing Law; Entire Agreement:

This Binding Agreement of Terms shall be governed by the laws of the State of Delaware without regard to its or any other jurisdiction’s conflicts of laws principles.  For purposes of this Binding Agreement of Terms, it shall be deemed to have been executed in San Francisco, California.  This Binding Agreement of Terms supersedes all prior discussions and writings and constitutes the entire agreement between the Parties with respect to the subject matter hereof.  No waiver or modification of this Binding Agreement of Terms will be binding upon either Party unless made in writing and signed by a duly authorized representative of such Party, and no failure or delay in enforcing any right will be deemed a waiver.  In addition, this Binding Agreement of Terms may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

K.                                   Board of Directors and Officers:

Following the Closing, the Board of Directors and executive officers of Jaguar shall initially consist of the same officers and directors of Jaguar immediately prior to the Closing, unless otherwise determined in the sole discretion of Jaguar.

L.                                    Exclusivity; Execution and Delivery of Binding Agreement of Terms and Merger Documents; Closing:

Napo agrees to negotiate exclusively with Jaguar with respect to the sale of its business or any merger negotiations through April 30, 2017, and to cease all further negotiations with any party with respect to any other merger, acquisition or equity financing proposals prior to the date of this Binding Agreement of Terms (the “Standstill Period”).  During the Standstill Period, Napo will not directly or indirectly (i) solicit, initiate or encourage any inquiries, discussions or proposals from any other person or entity relating to a possible acquisition or merger of any part of its business, (ii) continue, solicit, encourage or enter into negotiations or discussions relating to any such possible acquisition or merger, (iii) furnish to any other person or entity any information (not already in the public domain) relating to any of its business or products or the Merger contemplated hereby, except as required by applicable law or creditors who are subject to appropriate confidentiality, or (iv) enter into or consummate any agreement or understanding providing for any such possible acquisition or merger.  In partial exchange for such grant of exclusivity and the other provisions of this Binding Agreement of Terms, Jaguar has agreed to the Break-up Fee.  Jaguar shall endeavor to prepare draft Merger Documents for review by and negotiation with, Napo and its principals and creditors.  The Parties shall diligently and in good faith negotiate, and endeavor to execute and deliver, the Merger Documents on, or before, February 28, 2017, or another date mutually agreed upon in writing by the Parties (the “Signing Date”).  The Closing of the Merger (the “Closing Date”) will occur as soon as is reasonably possible and feasible following the Signing Date and after all third-party consents and approvals, including stockholder approvals and similar documents, including but not limited to a joint proxy statement and S-4 Registration Statement to be filed with the SEC are finalized and approved by all regulatory constituencies and the other Closing Conditions have been satisfied or waived.

M.                                 Binding Intention of Parties; Termination

The Parties acknowledge and agree that this is a binding Binding Agreement of Terms and shall constitute an obligation for the Parties to enter into a Merger consistent with the terms and conditions set forth herein.  The Parties further acknowledge and agree that this Binding Agreement of Terms does not contain all matters upon which agreement must be reached for the Merger to be consummated.  The Parties shall negotiate in good faith the definitive agreements to consummate the Merger as promptly as possible. Notwithstanding any of the foregoing, Jaguar’s and Napo’s obligations herein are conditioned on the approval of the board of directors and stockholders of both Jaguar and Napo, respectively, satisfaction of the Closing Conditions and obtaining any necessary third party consents or waivers.

Termination of this Binding Agreement of Terms shall not affect any rights or binding obligations that have accrued or arisen hereunder prior to such termination, and such rights and binding obligations shall survive the termination of this Binding Agreement of Terms.

Accepted and Agreed, as of February 8, 2017:

NAPO PHARMACEUTICALS, INC.

/s/ GREG STOCK
By: Greg Stock
Title: Napo Board Member and Authorized Representative

Date:	February 8, 2017

JAGUAR ANIMAL HEALTH, INC.

/s/ FOLKERT KAMPHUIS
By: Folkert Kamphuis
Title: Jaguar Independent Board Member and Authorized Representative

Date:	February 8, 2017